Exhibit 99.1

Executive and Director Compensation

Summary Compensation Table

The following table provides the compensation paid to the principal executive officer and principal financial officer of RumbleOn, Inc. (the “Company”), who are the only executive officers of the Company.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards ($)	Option Awards ($)	All Other Compensation	Total
Marshall Chesrown	2018	$240,000	$150,000(2)	-	-	-	$390,000
Chief Executive Officer	2017	$215,385(1)	-	-	-	-	$215,385

Steven R. Berrard	2018	$240,000	$150,000(2)	-	-	-	$390,000
Chief Financial Officer	2017	$215,385(1)	-	-	-	-	$215,385
____________
(1) This compensation was paid in a single lump sum during the fourth quarter of 2017.
(2) Represents a discretionary bonus approved by the Company’s Compensation Committee (the “Committee”) for service provided to the Company in connection with the acquisitions of Wholesale, Inc. and Wholesale Express, LLC in October 2018.

Executive Employment Arrangements

Marshall Chesrown

We have not entered into an employment agreement or arrangement with Mr. Chesrown. Accordingly, he is employed as our Chief Executive Officer on an at-will basis. Mr. Chesrown currently receives an annual salary of $240,000, which is paid weekly, in accordance with our standard payroll practice. Mr. Chesrown is eligible for equity compensation under our equity compensation plans, as determined from time to time by the Committee, however through the date of this filing, no grants of equity awards have been made to Mr. Chesrown.

In January 2019, the Committee approved a discretionary bonus of $100,000 to Mr. Chesrown in connection with the launch of the Company’s consumer classified listing site.

Steven Berrard

We have not entered into an employment agreement or arrangement with Mr. Berrard. Accordingly, he is employed as our Chief Financial Officer on an at-will basis. Mr. Berrard currently receives an annual salary of $240,000, which is paid weekly, in accordance with our standard payroll practice. Mr. Berrard is eligible for equity compensation under our equity compensation plans, as determined from time to time by the Committee, however through the date of this filing, no grants of equity awards have been made to Mr. Berrard.

In January 2019, the Committee approved a discretionary bonus of $100,000 to Mr. Berrard in connection with the launch of the Company’s consumer classified listing site.

Non-Employee Director Compensation

We have not yet established a policy for non-employee director compensation. During the year ended December 31, 2018, no compensation was paid to our non-employee directors, except (i) consulting fees paid to our director Kartik Kakarala under the terms of a consulting agreement with us, which we further describe under “Consulting Agreement” below, (ii) an award of 85,000 restricted stock units (“RSUs”) under the RumbleOn, Inc. 2017 Stock Incentive Plan (the “Incentive Plan”) to Mr. Dixon for his service as the Chair of the Audit Committee, and (iii) an award of 35,000 RSUs under the Incentive Plan to Messrs. Gray, Kakarala, and Westfall, and 15,115 RSUs to Mr. Reece for their service to the Board.

The following table summarizes the compensation paid to our non-employee directors for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	All Other Compensation	Total
Denmar Dixon	-	$515,100	-	$515,100
Richard A. Gray, Jr.	-	$212,100	-	$212,100
Kartik Kakarala	-	$212,100	$15,000(3)	$227,100
Mitch Pierce (4)	-	-	-	-
Kevin Westfall	-	$212,100	-	$212,100
Joseph Reece (5)	-	$125,001	-	$125,001
____________
(1) Represents RSUs granted under the Incentive Plan. Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. In determining the grant date fair value, we used $6.06 per share, except for Mr. Reece, in which case we used $8.27. The RSUs vest (1) 20% on the last day of the thirteenth month following the grant date, (2) 2.5% monthly on the last day of each month beginning on the last day of the fourteenth month following the grant date through the last of the twenty-fifth month following the grant date and (3) 4.17% monthly on the last day of each month beginning on the last day of the twenty-sixth month following the grant date through the last day of the thirty-seventh month following the grant date. The shares underlying the vested RSUs will be delivered to the director on an annual basis during the thirteenth months following the grant date.

(2) As of December 31, 2018, each of Messrs. Dixon, Gray, Kakarala, Pierce, Westfall and Reece held RSUs as follows: Mr. Dixon – 70,000; Mr. Gray – 70,000; Mr. Kakarala – 35,000; Mr. Pierce – 0; Mr. Westfall – 70,000 and Mr. Reece – 15,115.

(3) Represents consulting fees paid to Mr. Kakarala pursuant to the consulting agreement. For additional information regarding these consulting fees, see “Consulting Agreement” below.

(4) Mr. Pierce served as a director of the Company through the Company’s Annual Meeting of Stockholders held on June 25, 2018.

(5) Mr. Reece was appointed a director of the Company on October 8, 2018.

Consulting Agreement

In connection with the acquisition of substantially all of the assets of NextGen Dealer Solutions, LLC (“NextGen”), on February 8, 2017, we entered into a Consulting Agreement with Kartik Kakarala, who formerly served as the Chief Executive Officer of NextGen and now serves as a director of the Company. Under the Consulting Agreement, Mr. Kakarala serves as our consultant. The Consulting Agreement may be cancelled by either party, effective upon delivery of a written notice to the other party. During the year ended December 31, 2018, we paid an aggregate of $15,000 under the Consulting Agreement.

2